Exhibit 10.1

Xi’an App-Chem Bio (Tech) and Shaanxi Qingshengyuan

Sales Cooperation Agreement for Kombucha Tea Pigment Digestive Health Products

Party A: Xi’an App-Chem Bio (Tech) Co., Ltd.	Date: 20251205	Place: XI’AN
Party B: Shaanxi Qingshengyuan Health Industry Co., Ltd.	Agreement No.: BONHHKY20251205

Xi’an App-Chem Bio(Tech) Co., Ltd. (NASDAQ: BON, “Party A”) is a supplier of natural health bioactive ingredients and health solutions. Party A specializes in the research, development, production, and sales of natural active ingredients, with a focus on the study and development of ingredients for personal health and care products. Party A’s natural health products are widely sold in China, Japan, South Korea, the United States, the European Union, and other countries and regions, known for their excellent quality and strong reputation.

Shaanxi Qingshengyuan Health Industry Co., Ltd. (“Party B”) is a leading distributor of functional health products in China, specializing in digestive health and metabolic health. It boasts robust market development capabilities in these sectors and excels in a data-driven, efficient, and precision-focused marketing model.

Leveraging a robust biological profile spanning lipid modulation, glycemic control, antioxidant activity, and anti-peptic ulcer, tea pigments exhibits broad applicability across multiple health sectors. The pioneering venture represents a potential blockbuster innovation with a market valuation projection surpassing the $1 billion threshold.

As a global leading innovator in tea pigment ingredients, BON has discovered that specific biotransformation of tea raw materials exerts significant regulatory and optimization effects on the functional activity of tea pigments.Through specific controlled biotransformation - a controllable optimized fermentation process for tea pigment functional activity - BON has achieved a significant enhancement in the digestive health functional activity of tea pigments. The company has developed a fermented tea extract similar to kombucha, which contains a high concentration of tea pigments. This new product exhibits significantly improved digestive health activity and substantially enhanced market competitiveness.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, the parties hereby agree as follows regarding Party B’s distribution of Party A’s Kombucha Tea Pigment Digestive Health Products(the “Products”) in the Greater China market:

I. Main Matters of the Agreement

1.	Party A hereby grants to Party B a non-exclusive priority distribution rights to its Kombucha Tea Pigment Digestive Health Products in the Greater China market for a period of twenty-four (24) months after the signing of this agreement.

2.	Party B hereby agrees to accept the non-exclusive priority distribution rights for Party A’s Kombucha Tea Pigment Digestive Health Products in the Greater China market, valid for a period of twenty-four (24) months from the date of signing this Agreement.

3.	Party A shall be responsible for product research, development, and manufacturing, and shall supply products to Party B. Party A shall ensure consistent and reliable supply of products, as well as continuous and rapid innovation, iteration and upgrading thereof. The products include the Kombucha Tea Pigment Digestive Health Products.

4.	Party B shall be responsible for the sales of the series of the Products under this category in the Greater China market during the term of this agreement. Party B undertakes that the total sales revenue of the said Product shall be no less than US$12,000,000 during such period.

5.	Both parties hereby mutually agree that, in the course of specific business implementation, they may enter into business agreements on product categories, market arrangements, product development and other matters, which shall constitute an integral part of this agreement.

II. Cooperation Period. Term of this agreement should be twenty-four (24) months from the date of signing herein.

III. Payment. Party B shall prepay the full amount for the goods prior to shipment, and Party A shall deliver the goods only upon receipt of the full payment.

IV. Delivery and Location. Under this agreement, Party B shall periodically and in batches provide shipping documents to Party A, whereupon Party A shall deliver the goods as agreed. The goods shall be delivered to the address in China designated by Party B.

V. Responsibilities and Obligations

1.	Party B guarantees that all sales activities shall comply with relevant laws and regulations and shall not engage in illegal sales during the sales process.

2.	Party B shall effect payment on time as stipulated in the agreement. Should Party A’s failure to deliver the goods on schedule result from Party B’s delayed payment or other attributable causes, the delivery date shall be postponed, and Party A shall not bear the liability for breach of agreement

3.	Party A shall deliver the goods on time as required by Party B and ensure that the packaging of the goods meets the requirements of logistics transportation

4.	In the event that the Product quality fails to conform to the agreed standards, Party A shall bear all the testing fees and the costs of returns and exchanges.

5.	If either party fails to perform this agreement without due cause or unilaterally terminates this agreement without authorization, such Party shall be liable to pay the other party a penalty of 15% of the total price of this agreement. Should partial non-performance of this Agreement occur due to a Party’s attributable default, the defaulting Party shall pay the other party a penalty of 10% of the total price of the unperformed part of this agreement.

VI. Force Majeure. Both Parties shall strictly fulfill their respective responsibilities and obligations hereunder. In the event that performance becomes impossible or delayed due to Force Majeure, the Parties shall negotiate in good faith to reach a mutually agreed solution.

VII. Termination of the Agreement. If one party violates the agreement and fails to make corrections within thirty (30) working days after receipt of written demand from the non-violating party, the non-violating party shall have the right to terminate this agreement. In addition, this agreement may be terminated by mutual consent of both parties.

VIII. Miscellaneous. If there are any matters not covered herein, both parties shall resolve them through friendly consultation and may enter into a separate agreement to stipulate them.

IX. Legal jurisdiction. In the event of any dispute arising during the execution of this contract, if no agreement can be reached through consultation, the dispute shall be settled through litigation and the People’s Court where Party A is located shall have jurisdiction.

X. This agreement shall come into effect upon signatures and seals by both parties. It is executed in quadruplicate, with each party holding two copies, all of which have the same validity.

Party A: Xi’an App-Chem Bio (Tech) Co., Ltd. Seal: Representative (Signature) : December 5, 2025	Party B: Shaanxi Qingshengyuan Health Industry Co., Ltd. Seal: Representative (Signature) : December 5, 2025